Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated March 8, 2010 (including amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of Wescorp Energy Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 8, 2010	ABUELO TRUST

	By:	J&T Bank and Trust, Inc., its trustee

	By:	/s/ David Thomas and Deborah Simmons
David Thomas and Deborah Simmons, Authorized Signatories

EPITIHIA TRUST

By:	J&T Bank and Trust, Inc., its trustee

By:	/s/ David Thomas and Deborah Simmons
David Thomas and Deborah Simmons, Authorized Signatories

J&T BANK AND TRUST, INC.

By:	/s/ David Thomas and Deborah Simmons
David Thomas and Deborah Simmons, Authorized Signatories